Exhibit 3.75
CERTIFICATE OF LIMITED PARTNERSHIP – TEXAS
1. The name of the partnership is KLIF Broadcasting Limited Partnership.
2. The street or building address of its registered office in Texas is 811 Dallas Avenue, Houston, Texas 77002, and the name of its registered agent for service at such address is CT Corporation System.
3. The address of the principal office in the United states where records of the limited partnership are to be kept or made available under Section 1.07 of the Texas Revised Limited Partnership Act is 140 East Market Street, York, PA 17401.
4. The name, the mailing address, and the street address of the business or residence of each general partner is as follows:
Name Mailing Address (include city, state, ZIP)       Street Address (include city, state, ZIP)

KLIF Radio, Inc.	140 East Market St.	140 East Market St.
	York, PA 17401	York, PA 17401
5. Is the limited partnership converting from a partnership to a limited partnership? No.
6. Other matters that the general partners determine to include as follows: None.
By: KLIF Radio, the General Partner

By:	/s/ Craig W. Bremer

Its Secretary